Exhibit 99.1

TELEFLEX INCORPORATED AND SUBSIDIARIES

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On December 2, 2011, Teleflex Incorporated (the “Company”) completed the sale of its business units that design, engineer and manufacture on-board baggage and cargo handling systems for widebody, narrowbody and regional aircraft and air cargo containers and pallets (collectively, the “Business”) to AAR International, Inc. an Illinois corporation (the “Buyer”), for a purchase price of $280.0 million in cash.

The cash portion of the purchase price is subject to possible upward or downward adjustment based on certain provisions in the Purchase Agreement relating to the working capital and indebtedness of the Business, measured as of the open of business on the closing date.

The foregoing description of the transaction is qualified in its entirety by reference to the full text of the Purchase Agreement, dated October 20, 2011, by and among the Company, the Buyer and AAR CORP, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (“SEC”).

The Business, which was previously reported as the Aerospace Segment of the Company’s operations, meets the criteria for reporting as a discontinued operation.

The unaudited pro forma consolidated statements of income present the income statements as originally reported in the Current Report on Form 8-K filed with the SEC on June 1, 2011, which presented the cargo container business as a discontinued operation, and adjust the three years ended December 31, 2010 to eliminate the results of operations of the cargo systems business as if the disposition occurred January 1, 2008. In addition, the pro forma adjustments for the 2010 statement of income include entries to reduce interest expense as a reflection of using a portion of the proceeds from the sale of the Business as if such portion were used to prepay a portion of the outstanding principal amount of the Company’s senior notes issued in 2004 (the “2004 Senior Notes”) (which were prepaid in their entirety during the first quarter of 2011); these adjustments eliminate the amortization of deferred financing fees related to the 2004 Senior Notes and record the related tax effects for the adjustments. The pro forma adjustments for 2010 do not include an estimated $14.7 million pre-tax, non-recurring adjustment for the make whole fees on prepayment of the 2004 Senior Notes.

The unaudited pro forma consolidated financial statements described above should be read in conjunction with the historical financial statements of the Company and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the transaction taken place on the dates noted, or the future financial position or operating results of the Company.

TELEFLEX INCORPORATED AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Year Ended December 31, 2010
	As Reported	Disposition	Pro Forma
	(Dollars and shares in thousands, except per share)
Net revenues	$1,561,319	$(128,037)	A	$1,433,282
Cost of goods sold	828,897	(84,086)	A	744,811

Gross profit	732,422	(43,951)	A	688,471
Selling, general and administrative expenses	431,104	(21,180)	A	409,924
Research and development expenses	42,621	—		42,621
Restructuring and other impairment charges	2,875	—		2,875
Net gain on sales of businesses and assets	(341)	—		(341)

Income from continuing operations before interest, loss on extinguishments of debt and taxes	256,163	(22,771)	A	233,392
Interest expense	79,875	(86)	A
		(13,766)	B	66,023
Interest income	(725)	6	A	(719)
Loss on extinguishments of debt	46,630	—		46,630

Income from continuing operations before taxes	130,383	(8,925)		121,458
Taxes on income from continuing operations	25,225	(7,223)	A
		5,008	C	23,010

Income from continuing operations	105,158	(6,710)		98,448

Less: Net income attributable to noncontrolling interest	1,361	500	A	861

Net income attributable to common shareholders from continuing operations	$103,797	$(6,210)		$97,587

Earnings per share from continuing operations available to common shareholders:
Basic	$2.60	$(0.16)		$2.45
Diluted	$2.58	$(0.15)		$2.42

Weighted average common shares outstanding:
Basic	39,906	39,906		39,906
Diluted	40,280	40,280		40,280

Notes to the December 31, 2010 Unaudited Pro Forma Consolidated Statements of Income

(Dollars in thousands)

Note A	Reflects the elimination of the operations of the cargo systems business
Note B	To remove the interest expense and the amortization of debt financing costs related to the prepayment of a portion of the 2004 Senior Notes from the proceeds on the sale of the Business

	Lower interest expense	$13,334

	Lower amortization of debt issuance costs	432

	Total interest expense	$13,766

Note C	Reflects the tax effect on the adjustments to interest in Note B.	$5,008

The 2010 pro forma entries do not include an estimated $14.7 million pre-tax, non-recurring adjustment for the make whole fees on prepayment of the 2004 Senior Notes.

TELEFLEX INCORPORATED AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Year Ended December 31, 2009
	As Reported	Disposition	Pro Forma
	(Dollars and shares in thousands, except per share)
Net revenues	$1,559,348	$(124,463)	A	$1,434,885
Cost of goods sold	838,135	(88,791)	A	749,344

Gross profit	721,213	(35,672)	A	685,541
Selling, general and administrative expenses	410,140	(21,859)	A	388,281
Research and development expenses	36,685	—		36,685
Restructuring and other impairment charges	10,347	—		10,347

Income from continuing operations before interest and taxes	264,041	(13,813)	A	250,228
Interest expense	89,250	(107)	A	89,143
Interest income	(2,484)	4	A	(2,480)

Income from continuing operations before taxes	177,275	(13,710)	A	163,565
Taxes on income from continuing operations	40,683	(3,707)	A	36,976

Income from continuing operations	136,592	(10,003)	A	126,589

Less: Net income attributable to noncontrolling interest	1,157	(525)	A	632

Net income attributable to common shareholders from continuing operations	$135,435	$(9,478)	A	$125,957

Earnings per share from continuing operations available to common shareholders:
Basic	$3.41	$(0.24)	A	$3.17
Diluted	$3.39	$(0.24)	A	$3.15

Weighted average common shares outstanding:
Basic	39,718	39,718		39,718
Diluted	39,936	39,936		39,936

Notes to the December 31, 2009 Unaudited Pro Forma Consolidated Statements of Income

Note A	Reflects the elimination of the operations of the cargo systems business.

TELEFLEX INCORPORATED AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Year Ended December 31, 2008
	As Reported	Disposition	Pro Forma
	(Dollars and shares in thousands, except per share)
Net revenues	$1,625,073	$(149,452)	A	$1,475,621
Cost of goods sold	886,076	(105,907)	A	780,169

Gross profit	738,997	(43,545)	A	695,452
Selling, general and administrative expenses	455,412	(26,224)	A	429,188
Research and development expenses	32,598	—		32,598
Restructuring and other impairment charges	24,946	—		24,946
Net gain on sales of businesses and assets	(296)	—		(296)

Income from continuing operations before interest and taxes	226,337	(17,321)	A	209,016
Interest expense	121,244	(27)	A	121,217
Interest income	(2,029)	52	A	(1,977)

Income from continuing operations before taxes	107,122	(17,346)	A	89,776
Taxes on income from continuing operations	33,745	(4,852)	A	28,893

Income from continuing operations	73,377	(12,494)	A	60,883

Less: Net income attributable to noncontrolling interest	747	(306)	A	441

Net income attributable to common shareholders from continuing operations	$72,630	$(12,188)	A	$60,442

Earnings per share from continuing operations available to common shareholders:
Basic	$1.83	$(0.31)	A	$1.53
Diluted	$1.82	$(0.31)	A	$1.52

Weighted average common shares outstanding:
Basic	39,584	39,584		39,584
Diluted	39,832	39,832		39,832

Notes to the December 31, 2008 Unaudited Pro Forma Consolidated Statements of Income

Note A	Reflects the elimination of the operations of the cargo systems business.